Exhibit 10.5

OEM Contract

Party A (Client): Guangzhou Yuebang Personal Care Products Co. Ltd.

Unified Social Credit Code: 91440101MA9Y9H1H

Legal Representative: Yuhao Liang

Contact Number: 199274352

Address: Room 501-504, 5th Floor, Block B, Huijin Plaza, No. 900 Baiyun Avenue North, Helong Subdistrict, Baiyun District, Guangzhou

Party B (Processor): Guangzhou Tianwen Jiaoyan Cosmetics Co., Ltd.

Unified Social Credit Code: 91440101074598350

Legal Representative: Ying Li

Contact Number:

Address: No. 9 Fuchong Road, High-tech Industrial Park, Economic Development Zone, Conghua District, Guangzhou

Signing Location: Conghua, Guangzhou	Signing Date: December 15, 2024

In accordance with the principles of fairness, voluntariness, and mutual benefit, and in compliance with the “Civil Code of the People’s Republic of China” and other relevant laws and regulations, Party A and Party B have established this contract through friendly consultation as the guideline for their cooperation and the supply of products and services.

Article 1: Processing Products

Party B shall produce and supply relevant products according to the specifications, quantities, and quality requirements designated by Party A. The specific products shall be based on the purchase orders (hereinafter referred to as “Orders”) confirmed by both parties through the NC system (see Appendix I for details). Scanned copies of the purchase orders shall have the same legal effect as the originals.

Article 2: License and Authorization Documents

1.Party A shall provide Party B with valid and effective documents such as the “Business License,” “Trademark Registration Certificate,” “Production Authorization Letter,” “Trademark Usage Authorization Letter,” and “China Product Barcode System Member Certificate,” and authorize Party B to carry out processing and production.

2. Party B shall provide Party A with relevant inspection and filing services or channels to ensure that the processed products obtain product quality inspection reports, health inspection reports, and special-use cosmetics approval numbers in compliance with relevant laws and regulations.

Article 3: Order Confirmation

1. Party A and Party B shall confirm orders through the NC system.

2. If Party A needs to modify an order after it has taken effect, it shall submit a modification request to Party B. If Party B does not respond within twenty-four hours, it shall be deemed to have agreed to the modification of the order, and both parties shall perform their contractual obligations according to the new order. If Party B refuses the modification, it must explain the objective reasons for refusal to Party A, and both parties shall communicate to resolve the issue. However, for products that have already been produced before Party A proposes the modification, Party A shall accept them all. For products that have not yet been produced, production shall be suspended until both parties have communicated and reached an agreement. If any losses occur due to packaging materials, raw materials, or products as a result of Party A’s modification request, Party A shall bear the responsibility.

4. The products delivered by Party B shall be based on the effective orders finally confirmed by both parties.

Article 4: Quality Requirements

1. Party B shall ensure that the product quality meets national quality standards and industry standards, and complies with the product quality standards agreed upon by both parties. If both parties provide samples as standards, the samples shall be confirmed and sealed by both parties, and two products per batch number shall be retained as samples before leaving the factory: one for each party, sealed and retained.

2. The packaging design and label identification of the products processed and manufactured by Party B on behalf of Party A shall comply with the relevant national standards, industry identification, and general standards for cosmetics. If any infringement occurs due to issues with Party A’s packaging materials, Party A shall bear the responsibility on its own. If Party A’s packaging materials do not comply with national laws and regulations, Party B has the right to stop production of the product, but Party B shall notify Party A in a timely manner so that Party A can replace the packaging materials promptly. If any infringement occurs due to issues with the packaging materials provided by Party B, Party B shall bear the responsibility, and if Party A suffers any losses, Party B shall also compensate for Party A’s direct losses. If the packaging materials provided by Party B do not comply with national laws and regulations, Party A has the right to request Party B to stop production of the product and require Party B to bear the procurement cost of the packaging materials for that batch and the corresponding direct losses caused to Party A.

Article 5: Delivery and Acceptance

1. Delivery Schedule: Delivery shall be made in accordance with the time requirements of the order. In case of special circumstances that require a delay in delivery, prior consent from Party A must be obtained, and the delivery time shall be renegotiated with Party A. Otherwise, for each day of overdue delivery, a penalty of 3‰of the order amount shall be paid. If the delivery is not completed within 10 calendar days, Party A has the right to refuse to accept the batch of products and may choose whether to terminate the contract. However, Party B shall still compensate Party A in accordance with the above terms. If Party A cancels the order temporarily after placing it, Party A shall bear all the costs of the materials already purchased by Party B and compensate Party B for any other related expenses.

2. Freight: To be borne by Party A.

3. Acceptance: Upon receipt of the goods, Party A shall conduct an on-site inspection of the quantity. If there are any objections to the quantity, Party A shall raise them with the carrier on the spot and contact Party B, and shall notify Party B of any objections within 3 working days after receipt of the goods. Failure to do so shall be deemed as no objection. Party A shall inspect the external quality of the products within 15 working days after receipt. If any issues are found, Party A shall notify Party B in writing. Party B shall be responsible for free replacement or return. If there are quality issues with the products, Party A may request a refund or return from Party B, who shall bear the costs of raw materials, packaging materials, etc., and refund the payment already made by Party A. If Party A requests a replacement, Party B shall deliver the replacement products to the delivery location designated by Party A within 5 working days. If Party B fails to complete the replacement or return within the agreed time, Party A has the right to directly deduct the corresponding amount from the unpaid payment according to the order price. If Party A does not raise any objections within 15 working days after receipt of the goods, it shall be deemed that the acceptance is qualified.

At any time during the product’s validity period, if Party A discovers any internal quality issues or hidden defects, and it is confirmed to be Party B’s responsibility through mutual consultation or a third-party testing institution, Party B shall be responsible for refunds and returns and shall bear all losses of Party A. If consumer complaints arise due to quality issues, Party B shall have the obligation to assist Party A in resolving the issue jointly, and all costs incurred shall be borne by Party B. For product design, formula, and packaging materials, if Party B has raised potential risks but Party A insists on using and producing them, Party B shall not bear the corresponding responsibility for any quality issues that arise.

4. At the time of delivery, Party B shall submit a delivery note (including the delivery note number, Party B’s full company name, order number, material name, specification, and delivery quantity) stamped with the company seal. Party A’s personnel shall sign and stamp upon receipt of the goods.

5. Party B shall provide Party A with quality inspection reports, samples, and other relevant documents for the batch of products, including but not limited to one copy each of the quality inspection report, factory-issued certificate of conformity, and sample. Failure to provide the required documents shall result in a corresponding extension of Party A’s payment time.

6. Without Party A’s consent, if Party B delivers the goods in advance, Party A has the right to refuse acceptance.

Article 6: Settlement Method

1. Settlement Method:

After the order takes effect, Party A shall pay a 30% advance payment. The remaining 70% of the balance shall be settled monthly. By the 5th of each month, Party B shall submit the previous month’s delivery account statement and the original delivery notes to Party A. Party A shall verify and confirm the documents within 5 working days after receipt and reply to Party B. Party B shall issue a value-added tax (VAT) special invoice for the relevant amount to Party A within 3 working days after receiving the confirmation. Party A shall pay the payment to Party B in accordance with the agreement within the last week of the month after receiving the invoice and confirming it to be correct (the above time nodes shall be extended accordingly if they fall on statutory holidays or public rest days).

2. The payment method shall be cash transfer. The designated account of Party B is as follows:

Account Name: Guangzhou Tianwen Jiaoyan Cosmetics Co., Ltd.

Bank: Guangzhou Bank Business Department

Account Number: 8002648102090

3. Party A’s invoicing information:

Name: Guangzhou Yuebang Personal Care Products Co. Ltd.

Taxpayer Identification Number: 91440101MA9Y9H1

Address and Phone:Room 501-504, 5th Floor, Block B, Huijin Plaza, No. 900 Baiyun Avenue North, Helong Subdistrict, Baiyun District, Guangzhou, Guangzhou 199274352

Bank Account and Number: China Merchants Bank Guangzhou Branch, Tiyu Xi Lu Sub-branch 120921017610

Article 7: Product Guarantee

1. The product quality must comply with the quality standards, technical requirements, and environmental protection requirements stipulated by laws, administrative regulations, industry standards or specifications, and must also comply with Party A’s enterprise product standards. Party B confirms that it is aware of and agrees to execute according to these standards.

2. Party A has the right to take feasible measures to inspect and supervise Party B’s material procurement process, production process, process control, production standards, product quality, logistics, and transportation, and to offer reasonable suggestions and opinions. Party B shall not set any obstacles or refuse for any reason.

3. Upon receiving a complaint regarding product quality from Party A, Party B shall respond immediately and resolve the issue within 48 hours. Any third-party claims arising from product quality issues caused by Party B shall be fully compensated by Party B.

4. If Party A discovers quality issues in unsold products due to Party B’s reasons, Party B shall unconditionally complete the return or replacement within 10 days after receiving notice from Party A and bear all costs and transportation risks associated with the return or replacement by Party A.

5. Within the product’s product warranty period, for sold products that have quality issues due to Party B’s reasons and cause negative impacts on Party A’s brand, in addition to free returns and replacements, Party B shall also compensate Party A for losses at twice the product purchase price. If this is insufficient to cover the losses, Party B shall continue to compensate.

6. If quality issues arise due to improper storage by Party A, Party A shall bear the corresponding losses. For reasons not attributable to Party B, if Party A requires returns or replacements, it must negotiate with Party B. If Party B agrees in writing to the return or replacement, Party A shall bear the round-trip freight and the cost of the products.

7. For production materials and packaging materials procured and provided by Party B, Party A promises that the order quantity entrusted to Party B for purchase shall meet the minimum order quantity of the material supplier. Otherwise, Party B has the right to refuse to accept the order. However, before Party A places the order, Party B has the obligation to inform Party A of the minimum order quantity of the materials. Party B shall bear joint liability for the quality of the production materials and packaging materials and the supplier. If Party B conceals defects in the production materials and packaging materials or uses materials and packaging that do not comply with the contract, national regulations, industry standards, or general standards for cosmetics, thereby affecting product quality, Party A has the right to demand returns or refuse to pay for the corresponding products. In addition, any remaining materials can be deducted from the payment according to the actual usage and amount in the next batch of orders. For packaging materials and raw materials that Party B strategically reserves beyond the order requirements without Party A’s consent, Party A shall not bear any responsibility.

8. For raw materials and packaging materials provided by Party A to Party B for processing, Party A shall provide effective quality inspection reports, acceptance standards, physical samples, etc., to Party B for record. Party B shall assist in the acceptance. If Party A fails to provide effective quality inspection reports or acceptance standards, Party B shall inspect according to the enterprise’s internal control standards, but Party B shall not bear any responsibility for the quality of the raw materials and packaging materials. If there are quality issues with the raw materials and packaging materials provided by Party A, Party B has the right to refuse acceptance and request Party A to provide them again.

9. If the raw materials and packaging materials provided by Party A fail the inspection and Party A insists on using them, Party A shall bear all losses and quality risks. If this causes any losses to Party B, Party A shall also compensate for all direct losses caused to Party B.

10. If the raw materials and packaging materials provided by Party A are delayed in arrival, Party B’s delivery time shall be correspondingly extended, and Party B shall not bear any liability for delayed delivery. After production is completed, any remaining raw materials and packaging materials, except those that need to be continued to be used, shall be picked up by Party A within 3 months after production is completed. If they are not picked up within the deadline, it shall be deemed that Party A has abandoned the rights to the batch of goods, and Party B has the right to dispose of them on its own.

11. Without the written consent of Party A, Party B shall not use the raw materials provided by Party A on its own, nor shall it use the packaging materials provided by Party A for products other than the specific products or for other purposes without authorization. Party B shall not produce products entrusted by Party A or other products with the same formula on its own, nor shall it sell the products entrusted by Party A or other products with the same formula without authorization. If Party B violates the above terms, Party A has the right to demand that Party B pay a penalty of twice the total amount of the production or sale order and not less than RMB 1 million. If the penalty is insufficient to compensate for Party A’s losses, Party A has the right to demand compensation for actual losses.

Article 8: Intellectual Property and Confidentiality Obligations

1. Party A shall ensure that the materials, drawings, designs, formulas, processes, trademarks, packaging, and any other elements provided to Party B for the production of Party A’s products do not infringe upon any third-party intellectual property rights. Party A shall bear all legal liabilities arising from any infringement of third-party intellectual property rights, and shall compensate Party B for any losses incurred as a result. Party B shall also have the right to demand the termination of this contract and require Party A to pay a penalty of 30% of the total amount of the batch order. If this is insufficient to compensate for Party B’s losses, Party A shall continue to compensate.

2. The content of this contract, orders, appendices, and any technical and business information of the other party and its customers obtained by both parties during the negotiation, signing, and performance of the contract (including but not limited to packaging technical specifications, production quality requirements, BOM list, customer information of the other party, technical and business information of the other party and its affiliated companies and customers, drawings, plans, specifications, methods, standards, material pricing, etc.) are all trade secrets. Except for the purpose of performing obligations under this contract, neither party shall use them on its own, license others to use them, or disclose them to any third party, and shall also ensure that its employees do not use, license others to use, or disclose them to any third party. Otherwise, the breaching party shall compensate the non-breaching party for the direct economic losses caused thereby.

3. The intellectual property rights provided by Party A to Party B (including but not limited to trademarks, corporate logos, product formulas and formula patent application rights, product packaging design copyrights held by Party A or its affiliated companies) belong to Party A. The intellectual property rights formed by Party B on behalf of Party A in research and development and production (including but not limited to product formulas and formula patent application rights, relevant copyrights and application registration rights, other utility models, design patents, invention patents and their application rights, etc.) all belong to Party A.

Article 9: Liability for Breach of Contract

1. If Party A delays payment without obtaining written consent from Party B, it shall pay a penalty of 0.3% of the total unpaid amount per day of delay. If the payment is not made within 10 calendar days after the due date, Party B has the right not to deliver the goods and to demand that Party A pay off the outstanding payment before delivery.

2. If Party B fails to deliver the goods on time as stipulated in the contract without obtaining written consent from Party A, it shall pay a penalty of 0.5% of the total amount of the batch order per day of delay. If the delay exceeds ten days, Party A has the right to terminate this contract and not to pay the payment, and at the same time, Party B shall compensate for the penalty, channel fines, and other losses caused to Party A due to Party B’s delayed delivery to the customer.

3. Without the written consent of Party A, Party B shall not transfer the processing of this contract to a third party other than Party B’s affiliated parties. Otherwise, Party A has the right to immediately terminate this contract and not to pay the payment. At the same time, Party B shall return the payment already made and compensate Party A with RMB 500,000 per order.

4. If Party A refuses to accept the products produced by Party B after the order takes effect, or informs Party B during the production process that it no longer needs the products of the effective order, Party A shall bear all the costs incurred by Party B in fulfilling the effective order and the direct losses caused thereby.

Article 10: Dispute Resolution

Any disputes arising between Party A and Party B regarding this contract and its performance shall be resolved through friendly consultation. If the consultation fails, either party has the right to file a lawsuit with the People’s Court at the place of contract signing. The losing party shall bear all reasonable expenses incurred in resolving the dispute, including but not limited to litigation fees, preservation fees, guarantee fees, attorney fees, travel expenses, appraisal fees, etc.

Article 11: Contract Effectiveness

1.Contract Effectiveness: If the actual business has already been performed before the actual signing of this contract, this contract shall automatically have retroactive effect, and the specific effective orders between Party A and Party B shall prevail. Upon the expiration of the contract, if there is still business interaction as stipulated in this contract, the business behavior shall be subject to the constraints of this contract.

2.This contract shall come into effect from the date of signature and seal by the legal representatives or authorized representatives of both Party A and Party B, and shall be valid from December 30, 2024 to December 30, 2025.

3.This contract is made in three copies, with two copies held by Party A and one copy held by Party B, all of which have the same legal effect. The appendices to this contract have the same legal effect as this contract.

4.The contact information and address at the beginning of this contract shall serve as the contact details for the performance of the contract and also as the delivery address for legal documents in dispute resolution. The judicial authority shall be deemed to have completed the service by delivering the legal documents to the contact address at the beginning of this contract through any means. Unless any party changes its contact details, it shall notify the other party, and the changed contact details shall serve as the designated contact details and the delivery address for legal documents.

(There is no text below, this is the signing part)

Party A：Guangzhou Yuebang Personal Care Products Co. Ltd.

Person/Authorized Representative：

Sign Date：December 15, 2024

Party B: Guangzhou Tianwen Jiaoyan Cosmetics Co., Ltd.

Person/Authorized Representative：

Sign Date ：December 15, 2024